Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form 10 General Form for Registration of Securities Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934 of our report dated March 24, 2016 for the two years in the period ended December 31, 2015, relating to the consolidated financial statements of Celsius Holdings, Inc. and Subsidiaries, which appear in such General Form for Registration of Securities for the registration of Celsius Holdings, Inc. common stock.

/s/ D’Arelli Pruzansky, P.A.

D’Arelli Pruzansky, P.A.
Certified Public Accountants

Coconut Creek, Florida

July 22, 2016